Exhibit 3

Third Omnibus Agreement

(See attached)

THIRD OMNIBUS AMENDMENT AND REAFFIRMATION AGREEMENT

THIS THIRD OMNIBUS AMENDMENT AND REAFFIRMATION AGREEMENT (this “Agreement”), dated as of September 1, 2017, is by and among Staffing 360 Solutions, Inc. (the “Company”), Faro Recruitment America, Inc. (“Faro”), Monroe Staffing Services, LLC (“Monroe”), Longbridge Recruitment 360 Limited (“Longbridge”), The JM Group (IT Recruitment) Limited (“JM”), PeopleServe, Inc. (“PSI”), PeopleServe PRS, Inc. (“PRS”), and Lighthouse Placement Services, Inc. (“Lighthouse” and together with each of the Company, Faro, Monroe, Longbridge, JM, PSI and PRS, collectively, the “Obligors”) and Jackson Investment Group, LLC (the “Purchaser”).

WHEREAS, the Obligors and the Purchaser are parties to that certain Note and Warrant Purchase Agreement, dated as of January 25, 2017, as amended by that certain (i) Omnibus Amendment and Reaffirmation Agreement dated as of April 5, 2017 among Obligors and the Purchaser and (ii) Second Omnibus Amendment and Reaffirmation Agreement dated as of August 2, 2017 among Obligors and the Purchaser (as so amended and as the same may further be amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Purchase Agreement) pursuant to which the Company issued (i) that certain Subordinated Secured Promissory Note, dated January 25, 2017, in the principal amount of $7,400,000 (as amended, restated, supplemented or otherwise modified from time to time, the “Original Subordinated Note”), (ii) that certain Subordinated Secured Promissory Note, dated April 5, 2017 in the principal amount of $1,650,000 (as amended, supplemented, restated or otherwise modified from time to time, the “Second Subordinated Note”), and (iii) that certain 10% Subordinated Secured Promissory Note, dated August 2, 2017 in the principal amount of $1,600,000 (as amended, supplemented, restated or otherwise modified from time to time, the “Third Subordinated Note”; together with the Original Subordinated Note referred to herein as the “Prior Notes”) to the Purchaser in exchange for the purchase price therefore;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company desires to issue a new 12% Subordinated Secured Promissory Note dated the date hereof in the principal amount of $515,000 (as amended, supplemented, restated or otherwise modified from time to time, the “Fourth Subordinated Note”) pursuant to the terms of the Purchase Agreement;

WHEREAS, the obligations of the Company and the other Obligors under the Fourth Subordinated Note, the Prior Notes and the Purchase Agreement are and shall be secured by (i) that certain Security Agreement, dated as of January 25, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the Obligors and the Purchaser and (ii) that certain Pledge Agreement, dated as of January 25, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”); and

WHEREAS, it is a condition precedent to the issuance of the Fourth Subordinated Note and the payment of the purchase price by the Purchaser for such note, that the parties enter into this Agreement to, among other things, (i) provide that the obligations of the Company in respect of the Fourth Subordinated Note, together with the Prior Notes and all other “Obligations” as such term is defined in the Purchase Agreement, are and at all times hereafter shall continue to be guaranteed by the Subsidiary Guarantors pursuant to Article 4 of the Purchase Agreement and secured by the liens and security interests granted by the Obligors pursuant to the Security Agreement and the Pledge Agreement and (ii) amend certain provisions of the Purchase Agreement.

NOW THEREFORE, in order to induce the Purchaser to purchase the Fourth Subordinated Note and make available to the Borrower the proceeds thereof in accordance with the terms thereof and of the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendments to the Purchase Agreement.

A.           Section 1.1 if hereby amended by amending and restating the following defined terms in their entity with the applicable definitions set forth below:

“Closing” means, collectively or individually, as context may require, the Original Closing, the Second Closing, the Third Closing and the Fourth Closing.

“Closing Date” means, collectively or individually, as context may require, the Original Closing Date, the Second Closing Date, the Third Closing Date and the Fourth Closing Date.

“Maturity Date” means (i) in respect of the Original Subordinated Note, July 25, 2018, or such earlier date upon the acceleration thereof pursuant to Section 9.2 hereof, (ii) in respect of the Second Subordinated Note, June 8, 2019, or such earlier date upon the acceleration thereof pursuant to Section 9.2 hereof; provided, that in the event that the Obligors’ Debt under the MidCap Credit Agreement is at any time hereafter discharged by payment in full in cash or if otherwise consented to in writing by MidCap Senior Agent, the “Maturity Date” in respect of the Second Subordinated Note shall be July 25, 2018, or such earlier date upon the acceleration thereof pursuant to Section 9.2 hereof, (iii) in respect of the Third Subordinated Note, October 2, 2017, or such earlier date upon the acceleration thereof pursuant to Section 9.2 hereof, and (iv) in respect of the Fourth Subordinated Note, October 2, 2017, or such earlier date upon the acceleration thereof pursuant to Section 9.2 hereof.

“Obligations” shall mean all present and future debt, liabilities and obligations of the Company owing to the Purchaser, or any Person entitled to indemnification hereunder, or any of their respective successors, permitted transferees or permitted assigns, arising under or in connection with this Agreement, the Original Subordinated Note, the Second Subordinated Note, the Third Subordinated Note, the Fourth Subordinated Note or any other Note Document.

“Pay Proceeds Letter” means (i) in respect of the Original Subordinated Note, that certain Pay Proceeds Letter, dated the Original Closing Date, executed by the Company and addressed to the Purchaser, (ii) in respect of the Second Subordinated Note, that certain Second Pay Proceeds Letter, dated the Second Closing Date, executed by the Company and addressed to the Purchaser, (iii) in respect of the Third Subordinated Note, that certain Pay Proceeds Letter, dated as of the Third Closing Date, executed by the Company and addressed to the Purchaser, and (iv) in respect of the Fourth Subordinated Note, that certain Pay Proceeds Letter, dated as of the Fourth Closing Date, executed by the Company and addressed to the Purchaser.

“Subordinated Note” means, collectively or individually, as the context may require, the Original Subordinated Note, the Second Subordinated Note, the Third Subordinated Note and the Fourth Subordinated Note.

“Transaction Documents” means collectively, this Agreement, the Original Subordinated Note, the Second Subordinated Note, the Third Subordinated Note, the Fourth Subordinated Note, the Security Documents, the Warrant Documents, the Post-Closing Letter Agreement, the MidCap Intercreditor Agreement, the Acknowledgment and Reaffirmation Agreement, the Pay Proceeds Letter, together with any other guaranty now or hereafter executed by any Obligor in favor of the Purchaser, and all consents, notices, documents, certificates and instruments heretofore, now or hereafter executed by or on behalf of any Obligor, and delivered to the Purchaser in connection with this Agreement, the Security Documents, the Warrant or the transactions contemplated thereby, each as amended, restated, supplemented or otherwise modified from time to time.

B.           Section 1.1 of the Purchase Agreement is hereby further amended by adding the following new definitions in appropriate alphabetical order:

“Fourth Closing” shall mean the closing of the purchase and sale of the Fourth Subordinated Note, and the payment of the Fourth Purchase Price therefor, as contemplated by this Agreement and the other Transaction Documents.

“Fourth Closing Date” shall mean the date upon which all conditions in Section 4 of the Third Omnibus Agreement have been satisfied (or waived in writing by Purchaser in its sole discretion) and the Fourth Closing has occurred.

“Fourth Subordinated Note” shall mean, collectively, the 12% Subordinated Secured Promissory Note, dated the Fourth Closing Date, in the principal amount of Five Hundred Fifteen Thousand Dollars ($515,000) issued by the Company to the Purchaser on the Fourth Closing Date pursuant to Section 2.1(c), and each other subordinated promissory note now or hereafter delivered to the Purchaser in substitution, replacement or exchange thereof, in each case as amended, restated, supplemented or modified from time to time pursuant to the provisions of this Agreement.

“Third Omnibus Agreement” means that certain Third Omnibus and Reaffirmation Agreement, dated as of September 1, 2017, by and among the Obligors and the Purchaser as may be amended, restated, supplemented or otherwise modified from time to time.

C.           Section 2 of the Purchase Agreement is hereby amended by adding a new Section 2.1(d) immediately following Section 2.1(c) to read in its entirety as follows:

2.1(d)     Purchase and Sale of Fourth Subordinated Note. The Company hereby agrees to sell to the Purchaser and, subject to the terms and conditions set forth herein and in reliance upon the representations and warranties of the Company contained herein, Purchaser agrees to purchase from the Company the Fourth Subordinated Note for an aggregate total purchase price of Five Hundred Fifteen Thousand Dollars ($515,000) (the “Fourth Purchase Price”), subject to the conditions as provided below in this Section and to the satisfaction of each of the conditions precedent set forth in Section 4 of the Second Omnibus Agreement, to be paid in a single advance of Five Hundred Fifteen Thousand Dollars ($515,000) (the “Fourth Advance”) on the Fourth Closing Date, as provided in the immediately succeeding sentence. Upon satisfaction of all conditions to the Fourth Closing set forth in Section 4 of the Second Omnibus Agreement, at the Fourth Closing the Purchaser shall pay the Fourth Advance to the Company by wire transfer pursuant to the instructions of the Company as set forth in the Fourth Pay Proceeds Letter; provided that $15,000 of the Fourth Advance shall be retained by the Purchaser and applied by the Purchaser to (i) the payment in advance of $5,000 in accrued interest (calculated at the non-default rate) due to Purchaser under the Fourth Subordinated Note for the period from September 1, 2017 through October 1, 2017, and (ii) the payment of $10,000 due to the Purchaser, representing fees and expenses (including attorney fees’) incurred by the Purchaser, and a commitment fee due to the Purchaser, in connection with the making of the Fourth Advance. The Company acknowledges that the payment amounts described in the immediately preceding proviso shall be fully earned and non-refundable when paid on the Fourth Closing. For the avoidance of doubt, if the conditions precedent set forth in Section 4 of the Second Omnibus Agreement are not satisfied (or waived in writing by Purchaser in its sole discretion), then Purchaser shall be under no obligation to purchase the Fourth Subordinated Note and pay the Fourth Purchase Price and, in such case, Purchaser shall return to the Company the Fourth Subordinated Note, which shall not be considered issued and outstanding unless and until the Fourth Closing has occurred (as evidenced by payment of $500,000 of the Fourth Advance to the Company as provided above in this Section 2.1(d) on the Fourth Closing Date).

D.           Section 2 of the Purchase Agreement is hereby further amended by deleting the first sentence of Section 2.3(b) in the entirety and replacing it with the following:

2.3(b)      Notwithstanding anything to the contrary contained in Original Subordinated Note or any other Subordinated Note or Transaction Document, the Purchaser shall have the sole option (exercised in its sole discretion) to receive, in lieu of any cash interest payment otherwise due and payable under any Subordinated Note (other than the Third Subordinated Note and the Fourth Subordinated Note, which shall be cash pay interest only), up to one-half (50%) of such cash interest payment in the form of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company, at the conversion rate of $1.50 per share of Common Stock and on the terms as further specified in the Original Subordinated Note and the Second Subordinated Note.

E.            Amendments to Security Documents.

(i)           The Security Agreement is hereby amended as follows: (i) the term “Secured Obligations” as defined in the Security Agreement shall be deemed to include, without limitation, the following additional obligations (a) all obligations, covenants, agreements and liabilities, of the Company and the other Obligors under the Transaction Documents (including, without limitation, the Fourth Subordinated Note), and (b) the obligation of the Company to pay all amounts when due under the Fourth Subordinated Note and the other Transactions Documents including, without limitation, all principal, accrued interest, fees and other amounts, (ii) all references in the Security Agreement to the “Note” shall be deemed to also refer to the Fourth Subordinated Note and (ii) all references in the Security Agreement to the “Note Documents” shall be deemed to refer to the Transaction Documents as defined in the Purchase Agreement as amended hereby.

(ii)          The Pledge Agreement is hereby amended as follows: (i) the term “Secured Obligations” as defined in the Pledge Agreement shall be deemed to include, without limitation, the following additional obligations (a) all obligations, covenants, agreements and liabilities, of the Company and the other Obligors under the Transaction Documents (including, without limitation, the Fourth Subordinated Note and (b) the obligation of the Company to pay all amounts when due under the Fourth Subordinated Note and the other Transactions Documents including, without limitation, all principal, accrued interest, fees and other amounts, (ii) all references in the Pledge Agreement to the “Note” shall be deemed to also refer to the Fourth Subordinated Note and (ii) all references in the Pledge Agreement to the “Note Documents” shall be deemed to refer to the Transaction Documents as defined in the Purchase Agreement as amended hereby.

3.           Reaffirmation. Each of the Obligors hereby reaffirms (a) all of its obligations under the Transaction Documents, and agrees that this Agreement and all documents, agreements and instruments executed in connection herewith do not operate to reduce or discharge any Obligor’s obligations under the Transaction Documents, and (b) the continuing security interests in its respective assets granted in favor of the Purchaser pursuant to the Security Documents. Each of the Obligors hereby (i) acknowledges and consents to the execution, delivery and performance of this Agreement and the Fourth Subordinated Note, (ii) acknowledges and agrees that its guarantee of the Obligations includes, without limitation, all principal, interest, fees and other amounts now or hereafter due by the Company under the Fourth Subordinated Note, and the other Transaction Documents, (iii) ratifies all the provisions of, and reaffirms its obligations under, the guarantee set forth in Article 4 of the Purchase Agreement and any other Transaction Document to which it is a party and confirms that all provisions of each such document are and shall remain in full force and effect in accordance with its terms, and (iv) reaffirms the continuing security interests in its assets granted in favor of the Purchaser pursuant to the Security Documents.

4.           Conditions Precedent: This Agreement shall not become effective until and the obligations of the Purchaser to purchase the Fourth Subordinated Note and pay the Fourth Purchase Price therefore are subject to satisfaction (or waiver by the Purchaser in its sole discretion, which such waiver must be in writing signed by Purchaser and specifically reference this Section 4) of each of the following conditions:

A.           No Injunction, etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the Fourth Subordinated Note or the consummation of the transactions contemplated hereby or thereby, or which, in Purchaser’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the Fourth Subordinated Note.

B.           Documentation. The Purchaser shall have received, on or prior to the Fourth Closing Date, the following, each in form and substance satisfactory to the Purchaser and its counsel:

(i)          duly executed counterparts of this Agreement;

(ii)         the Fourth Subordinated Note in the principal amount of Five Hundred Fifteen Thousand Dollars ($515,000) duly executed and issued by the Company to the Purchaser;

(iii)        the Pay Proceeds Letter, dated the date hereof (the “Fourth Pay Proceeds Letter”) duly executed by the Company, directing application of the proceeds of the funded Fourth Purchase Price to (A) the payment in advance of accrued interest (calculated at the non-default rate) in the amount of $5,000 on the Fourth Subordinated Note during the period from the date hereof through October 1, 2017, (B) the payment of fees and expenses of the Purchaser incurred in connection with the negotiation and closing of the Fourth Subordinated Note, and a commitment fee in respect of the advance evidenced by the Fourth Subordinated Note, in the aggregate $10,000, (C) the remaining $500,000 balance of the Fourth Advance as specified in the Fourth Pay Proceeds Letter; and

(v)         delivery to Purchaser of a copy of resolutions adopted by the governing board of the Company and each Subsidiary Guarantor, authorizing the execution, delivery and performance of this Agreement, the Fourth Subordinated Note (in the case of the Company) and other related transaction documents;

C.           MidCap Approval. Purchaser shall have received evidence satisfactory to it of the consent of MidCap Funding X Trust to the incurrence of Debt under the Fourth Subordinated Note pursuant to the terms and conditions of an amendment to the MidCap Intercreditor Agreement in a form and substance satisfactory to the Purchaser in its sole discretion.

D.           No Material Adverse Effect. No Material Adverse Effect has occurred since December 31, 2016.

E.           No Default, Etc. No Default or Event of Default shall exist.

F.            Representations Accurate. All representations and warranties made by the Obligors contained herein or in any other Transaction Document shall be true and correct in all material respects on and as of the Fourth Closing Date. In addition to the foregoing, the Obligors hereby represent and warrant to the Purchaser that (i) since the Original Closing Date, no default, breach or other violation has occurred under or with respect to any Material Contract (including, without limitation, the Existing Senior Secured Debt Documents), (ii) no default, breach or other violation shall arise under any Material Contract (including, without limitation, the Existing Senior Secured Debt Documents) as a result of the Obligors’ execution, delivery and performance of the Fourth Subordinated Note, this Agreement and the other Transaction Documents, including, without limitation, the incurrence of indebtedness under the Existing Senior Debt Documents and (iii) since the Original Closing, there have been no amendments, modifications, waivers, extensions, forbearances or other alterations of any Material Contract (including, without limitation, the Existing Senior Debt Documents).

G.           Authorization to Disburse Proceeds of Fourth Purchase Price. The Company hereby authorizes the Purchaser to (i) deduct from the proceeds of the Fourth Purchase Price to be paid for the Fourth Subordinated Note pursuant to Section 2.1(d) of the Purchase Agreement, such fees and expenses, together with the accrued interest payable in advance, each as specified in Section 4(B)(iii) above of this Agreement, and (ii) disburse the balance of the Fourth Advance as per the instructions set forth in the Fourth Pay Proceeds Letter.

5.           Release. The Obligors hereby remise, release, acquit, satisfy and forever discharge the Purchaser and its respective agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Purchaser of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had or now has against the Purchaser and its respective agents, employees, officers, directors, attorneys and all persons acting or purporting to act on behalf of or at the direction of the Purchaser (“Releasees”), for, upon or by reason of any matter, cause or thing whatsoever arising from, in connection with or in relation to any of the Transaction Documents (including this Agreement) through the date hereof; provided, that the foregoing clause shall not apply to a Releasee in the event of fraud or willful misconduct of the such Releasee. Without limiting the generality of the foregoing, the Obligors waive and affirmatively agree not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including, but not limited to, the rights to contest any conduct of the Purchaser or other Releasees on or prior to the date hereof; provided, that the foregoing clause shall not apply to a Releasee in the event of fraud or willful misconduct of such Releasee.

6.           This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic transmissions, e.g. .pdf), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

7.           This Agreement shall be deemed and shall constitute a “Note Document” and “Transaction Document” as such terms are defined in the Purchase Agreement. Except as modified and amended herein, the Purchase Agreement, the Security Agreement and Pledge Agreement remain in full force and effect.

8.           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS).

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused this Third Omnibus Amendment and Reaffirmation Agreement to be duly executed by its authorized officers, and the Purchaser, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

COMPANY:

STaffing 360 solutions, inc.

By:	/s/ Brendan Flood
Name: Brendan Flood
Title: Executive Chairman

SUBSIDIARY GUARANTORS:

FARO RECRUITMENT AMERICA, INC.

By:	/s/ Brendan Flood
Name: Brendan Flood
Title: Executive Chairman

MONROE STAFFING SERVICES, LLC

By:	/s/ Brendan Flood
Name: Brendan Flood
Title: Executive Chairman

STAFFING 360 SOLUTIONS LIMITED

By:	/s/ Brendan Flood
Name: Brendan Flood
Title: Executive Chairman

LONGBRIDGE RECRUITMENT 360 LIMITED

By:	/s/ Brendan Flood
Name: Brendan Flood
Title: Executive Chairman

THE JM GROUP (IT RECRUITMENT) LIMITED

By:	/s/ Brendan Flood
Name: Brendan Flood
Title: Executive Chairman

PEOPLESERVE, INC.

By:	/s/ Brendan Flood
Name: Brendan Flood
Title: Executive Chairman

PEOPLESERVE PRS, INC.

By:	/s/ Brendan Flood
Name: Brendan Flood
Title: Executive Chairman

LIGHTHOUSE PLACEMENT SERVICES, INC.

By:	/s/ David Faiman
Name: David Faiman
Title: Secretary and Treasurer

PURCHASER:

JACKSON INVESTMENT GROUP, LLC

By:	/s/ Richard L. Jackson
Name: Richard L. Jackson
Title: Chief Executive Officer